SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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OPKO HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

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April 26, 2011
     Dear Stockholder:
     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of OPKO Health, Inc. to be held at its headquarters at 4400 Biscayne Blvd., Miami, Florida 33137, on Thursday, June 9, 2011, beginning at 10:00 a.m. local time.
     The attached Notice of Annual Meeting and Proxy Statement describe the matters expected to be acted upon at the Annual Meeting. At the Annual Meeting, you will have an opportunity to meet management and ask questions.
     Whether or not you plan to attend the Annual Meeting, it is important that you vote your shares. Regardless of the number of shares you own, please promptly vote your shares via the internet or by marking, signing, dating, and returning the enclosed proxy card to us in the enclosed postage paid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.
     We look forward to seeing you on June 9, 2011 and urge you to return your proxy card as soon as possible.
Sincerely,

Phillip Frost
Chairman and Chief Executive Officer

OPKO HEALTH, INC.
4400 Biscayne Blvd.
Miami, FL 33137

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 9, 2011
     Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of OPKO Health, Inc., a Delaware corporation (the “Company”), will be held at the Company’s headquarters at 4400 Biscayne Blvd., Miami, Florida, 33137, on Thursday, June 9, 2011, beginning at 10:00 a.m., local time, for the following purposes:
     1. To elect as directors the ten nominees named in the attached proxy statement for a term of office expiring at the 2012 annual meeting of stockholders and until their respective successors are duly elected and qualified;
     2. To take a non-binding advisory vote on the compensation paid to the Company’s named executive officers (“Say on Pay”);
     3. To take a non-binding advisory vote on the frequency of the advisory vote on Say on Pay in future years (“Say on Frequency”); and
     4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
     Holders of record of our common stock, par value $0.01 per share, our Series A Preferred Stock, par value $0.01 per share, and our 8% Series D Cumulative Convertible Preferred Stock, par value $.01 per share, at the close of business on April 12, 2011, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
     Please sign, date, and return the enclosed proxy in the postage paid, self-addressed envelope provided, or vote by Internet (instructions are on your proxy card). Management asks that you do this whether or not you plan to attend the Annual Meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on
June 9, 2011
     The Proxy Statement and 2010 Annual Report are available at www.opko.com.
By Order of the Board of Directors,

Kate Inman
Secretary
Miami, Florida
April 26, 2011

OPKO HEALTH, INC.
PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
THURSDAY, JUNE 9, 2011
     This proxy statement is furnished by the Board of Directors (“Board”) of OPKO Health, Inc. (the “Company” or “we,” “us” or “our”) in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of the Company that will be held at the Company’s headquarters at 4400 Biscayne Blvd., Miami, Florida 33137, on Thursday, June 9, 2011, beginning at 10:00 a.m., local time, and all adjournments thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting.
     Our Board has fixed the close of business on April 12, 2011, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of that date, there were issued and outstanding 284,769,747 shares of our common stock, par value $0.01 per share, 722,700 shares of our Series A Preferred Stock, par value $0.01 per share, and 1,209,677 shares of our 8% Series D Cumulative Convertible Preferred Stock, par value $.01 per share (“Series D Preferred Stock”). The holders of our common stock and Series A Preferred Stock are each entitled to one vote for each outstanding share on all matters submitted to our stockholders and holders of our Series D Preferred Stock vote on an as-converted to common stock basis. As of April 12, 2011, each share of Series D Preferred Stock was convertible into approximately eleven shares of common stock.
     A nominee for director will be elected to the Board, if the votes cast in favor of a nominee by the holders of shares of our common stock, Series A Preferred Stock, and Series D Preferred Stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present and voting together as a single class, exceed the votes cast against a nominee. In addition, each of the Say on Pay proposal and the Say on Frequency proposal will be approved if the votes cast in favor of each of the proposals by the holders of shares of our common stock, Series A Preferred Stock, and Series D Preferred Stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present and voting together as a single class, exceed the votes cast against each of the proposals. Because your vote on the Say on Pay proposal is advisory, it will not be binding on the Board of Directors or the Company. However, the Compensation Committee will take into account the outcome of the Say on Pay vote when considering future executive compensation arrangements. Additionally, the Say on Frequency vote is not binding on the Board of Directors or the Compensation Committee, and the Company may determine to hold an advisory vote on executive compensation more or less frequently than may be indicated by this advisory vote of our stockholders. Any other matter that may be submitted to a vote of our stockholders at the Annual Meeting will be approved if the number of shares of common stock, Series A Preferred Stock, and Series D Preferred Stock voted for the proposal exceed the votes cast against the proposal, unless such matter is one for which a greater vote is required by law or our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws.
     The presence, in person or by proxy, of holders of a majority of our outstanding common and preferred stock constitutes a quorum at the Annual Meeting. Shares of our stock represented by proxies that reflect abstentions will be counted for the purpose of determining the existence of a quorum at the Annual Meeting but will have no effect on the election of directors, the Say on Pay proposal, or the Say on Frequency proposal. Shares of stock represented by proxies that reflect “broker non-votes” (i.e., stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) the brokers or nominees have not received instructions from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will not be counted for the purpose of determining the existence of a quorum at the Annual Meeting and will have no effect on matters for which brokers or banks do not have discretionary authority. A broker does not have the discretion to vote on the election of directors, the non-binding advisory vote on the Say on Pay proposal, or the non-binding advisory vote on the Say on Frequency proposal. Thus, a broker non-vote will have no effect on the election of directors, the non-binding advisory vote on the Say on Pay proposal, and the non-binding advisory vote on the Say on Frequency proposal.
     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by: (i) written notice to us at or prior to the Annual Meeting, attention: Secretary; (ii) execution of a subsequent proxy; (iii) attendance and voting in person at the Annual Meeting; or (iv) re-voting by Internet (only your latest internet vote will be counted). Attendance at the Annual Meeting will not automatically revoke the proxy. All shares of our stock represented by effective proxies will be voted at the Annual Meeting or at any adjournment thereof. Unless otherwise specified in the proxy, shares of our stock represented by proxies will be voted: (i) FOR the election of the Board’s nominees for directors; (ii) FOR the approval of the Say on Pay proposal; (iii) for the selection of “three years” as the frequency with which stockholders are provided an advisory vote on Say on Pay; and (iv) in the discretion of the proxy holders with respect to such other matters as may properly come before the Annual Meeting.

     Our executive offices are located at 4400 Biscayne Blvd., Miami, Florida 33137. Mailing to stockholders of record on April 12, 2011 of the Notice of Annual Meeting, this proxy statement, the accompanying form of proxy and our Annual Report to Stockholders for our fiscal year ended December 31, 2010 (“fiscal 2010”) will commence on or around April 26, 2011.
Security Ownership of Certain Beneficial Owners and Management
     The following table contains information regarding the beneficial ownership of our voting stock as of April 12, 2011, held by (i) each stockholder known by us to beneficially own more than 5% of the outstanding shares of any class of voting stock; (ii) our directors and nominees; (iii) our Named Executive Officers in 2010 as defined in the paragraph preceding the Summary Compensation Table and our current executive officers; and (iv) all current directors and executive officers as a group. Except where noted, all holders listed below have sole voting power and investment power over the shares beneficially owned by them. Unless otherwise noted, the address of each person listed below is c/o OPKO Health, Inc., 4400 Biscayne Blvd., Miami, FL 33137.

		Amount and Nature
Name and Address of		Beneficial		Percentage of
Beneficial Owner	Class of Security	Ownership		Class**
Frost Gamma Investments Trust	Common Stock	138,007,510	(1)	45.51%
	Series D Preferred	252,019	(2)	20.83%
The Frost Group, LLC	Common Stock	20,286,704	(3)	7.01%
Phillip Frost, M.D.	Common Stock	139,520,010	(4)	45.78%
CEO & Chairman of the Board	Series D Preferred	252,019	(2)	20.83%
Jane H. Hsiao, Ph.D., MBA	Common Stock	26,919,448	(5)	9.29%
Vice Chairman of the Board & Chief	Series D Preferred	80,645	(6)	6.67%
Technical Officer
Steven D. Rubin	Common Stock	6,066,858	(7)	2.12%
Executive Vice President — Administration and Director
Rao Uppaluri, Ph.D.	Common Stock	5,636,439	(8)	1.97%
Senior Vice President and Chief Financial Officer
Robert Baron, Director	Common Stock	413,000	(9)	*
John A. Paganelli, Director	Common Stock	370,000	(10)	*
Richard A. Lerner, M.D., Director	Common Stock	130,000	(11)	*
Pascal J. Goldschmidt, M.D., Director	Common Stock	100,000	(12)	*
Richard C. Pfenniger, Jr., Director	Common Stock	150,000	(13)	*
Thomas E. Beier, Director	Common Stock	200,000	(14)	*
Alice Lin-Tsing Yu, M.D., Ph.D., Director	Common Stock	60,000	(15)	*
ASTRAEA Holdings Limited	Series D Preferred	80,645		6.67%
Brilliant Champion Resources Limited	Series D Preferred	80,645		6.67%
Grandtime Associates Limited	Series D Preferred	120,970		10.00%
Kwang Shun Company Limited	Series D Preferred	403,225		33.33%
Oracle Partners, L.P.	Series D Preferred	80,645		6.67%
Michael C. Bates	Series A Preferred	53,067		7.34%
Edward A. Burkhardt	Series A Preferred	132,111		18.28%
Forsyth Investments, Ltd.	Series A Preferred	79,262		10.97%
Denis J. Nayden	Series A Preferred	73,331		10.15%
Gary J. Strauss	Series A Preferred	53,067		7.34%
Thames Investment Services Inc.	Series A Preferred	52,994		7.33%
All Executive Officers and Directors as	Common Stock	179,565,755		57.15%
a group (11 persons)	Series D Preferred	332,664		27.50%

*	Less than 1%

**	Percentages of common stock based upon 284,769,747 shares of our common stock issued and outstanding at April 12, 2011; percentages for Series A Preferred Stock based upon 722,700 shares of our Series A Preferred Stock issued and outstanding at April 12, 2011; percentages for our Series D Preferred Stock based upon 1,209,677 shares of our Series D Preferred Stock issued and outstanding at April 12, 2011.

(1)	Includes warrants to purchase 10,831,141 shares of common stock and 2,822,613 shares of common stock issuable as of April 12, 2011 upon conversion of 252,019 shares of Series D Preferred Stock. Also includes 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock held by The Frost Group, LLC, of which Frost Gamma Investments Trust is a principal member. Frost Gamma Investments Trust disclaims beneficial ownership of the common stock and warrants held by The Frost Group, LLC, except to the extent of its pecuniary interest therein.

(2)	Includes 252,019 shares of Series D Preferred Stock held by Frost Gamma Investments Trust. Dr. Frost is the trustee and Frost Gamma, Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma, Limited Partnership. The general partner of Frost Gamma, Limited Partnership is Frost Gamma Inc. and the sole stockholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole stockholder of Frost-Nevada Corporation.

(3)	Includes warrants to purchase 4,796,158 shares of common stock.

(4)	Includes 104,067,052 shares of common stock, warrants to purchase 10,831,141 shares of common stock, and 2,822,613 shares of common stock issuable as of April 12, 2011 upon conversion of 252,019 shares of Series D Preferred Stock held by Frost Gamma Investments Trust. It also includes options to purchase 1,512,500 shares of common stock held by Dr. Frost. Dr. Frost is the trustee and Frost Gamma, Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma, Limited Partnership. The general partner of Frost Gamma, Limited Partnership is Frost Gamma Inc. and the sole stockholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole stockholder of Frost-Nevada Corporation. The number of shares included above also includes 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock owned directly by The Frost Group, LLC. Frost Gamma Investments Trust is a principal member of The Frost Group, LLC. Dr. Frost and the Frost Gamma Investments Trust disclaim beneficial ownership of these shares of common stock and warrants to purchase common stock, except to the extent of any pecuniary interest therein.

(5)	Includes warrants to purchase 2,936,580 shares of common stock and options to purchase 1,100,000 shares of common stock. Also includes 1,000,000 shares of common stock held by each of The Chiin Hsiung Hsiao Family Trust A and The Chiin Hsiung Hsiao Family Trust B, for which Dr. Hsiao serves as the sole trustee of both, warrants to purchase 201,613 shares of common stock, 3,097,800 shares of common stock and 903,224 shares of common stock issuable as of April 12, 2011 upon conversion of 80,645 shares of Series D Preferred Stock held by Hsu Gamma Investment, L.P, for which Dr. Hsiao serves as General Partner. Dr. Hsiao is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Dr. Hsiao disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein.

(6)	Includes 80,645 shares of Series D Preferred Stock held by Hsu Gamma Investment, L.P., for which Dr. Hsiao serves as general partner.

(7)	Includes warrants to purchase 1,036,440 shares of common stock and options to purchase 841,250 shares of common stock. Mr. Rubin is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Mr. Rubin disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein.

(8)	Includes warrants to purchase 950,070 shares of common stock and options to purchase 702,500 shares of common stock. It also includes 161,000 shares held directly by Dr. Uppaluri’s wife. Dr. Uppaluri is a member of the Frost Group, LLC, which holds 15,490,546 shares of common stock and warrants to purchase 4,796,158 shares of common stock. Dr. Uppaluri disclaims beneficial ownership of the shares of common stock and warrants held by The Frost Group, LLC, except to the extent of any pecuniary interest therein. Dr. Uppaluri also disclaims ownership of 161,000 shares held by his wife.

(9)	Includes options to acquire 155,000 shares of common stock exercisable within 60 days of April 12, 2011.

(10)	Includes options to acquire 155,000 shares of common stock exercisable within 60 days of April 12, 2011.

(11)	Includes options to acquire 100,000 shares of common stock exercisable within 60 days of April 12, 2011.

(12)	Includes options to acquire 100,000 shares of common stock exercisable within 60 days of April 12, 2011.

(13)	Includes options to acquire 100,000 shares of common stock exercisable within 60 days of April 12, 2011.

(14)	Includes options to acquire 100,000 shares of common stock exercisable within 60 days of April 12, 2011.

(15)	Includes options to acquire 60,000 shares of common stock exercisable within 60 days of April 12, 2011.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Nominees for Election of Directors
     Pursuant to the authority granted to our Board of Directors under Article III of our Amended and Restated Bylaws, the Board has fixed the number of directors constituting the entire Board at ten. All ten directors are to be elected at the Annual Meeting, each to hold office until the 2012 annual meeting of stockholders and until his successor is duly elected and qualified. Each stockholder of record on April 12, 2011 is entitled to cast one vote for each share of our common stock and Series A Preferred Stock, and each stockholder of record on April 12, 2011 of our Series D Preferred Stock is entitled to vote on an as converted to common stock basis, either in favor of or against the election of each nominee, or to abstain from voting on any or all nominees. As of April 12, 2011, each share of our Series D Preferred Stock is convertible into eleven shares of common stock. All shares of our common stock, Series A Preferred Stock, and Series D Preferred Stock vote together as a single class. Although management does not anticipate that any nominee will be unable or unwilling to serve as director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board decides to reduce the number of directors constituting the Board. Each nominee shall be elected if the votes cast in favor of a nominee by the holders of shares of our common stock, Series A Preferred Stock, and Series D Preferred Stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present, exceed the votes cast against a nominee.
     The following sets forth information provided by the nominees as of April 12, 2011, all of whom are currently serving as directors of the Company and all of whom have consented to serve if reelected by our stockholders.

		Year First
		Elected/
		Nominated
Name of Nominee	Age	Director	Positions and Offices with the Company
Phillip Frost, M.D.	74	2007	Chairman of the Board and Chief Executive Officer
Jane H. Hsiao, Ph.D.	63	2007	Vice Chairman of the Board and Chief Technical Officer
Steven D. Rubin	50	2007	Director and Executive Vice President-Administration
Robert A. Baron	71	2003	Director
Thomas E. Beier	65	2008	Director
Pascal J. Goldschmidt, M.D.	57	2007	Director
Richard A. Lerner, M.D.	72	2007	Director
John A. Paganelli	76	2003	Director
Richard C. Pfenniger, Jr.	55	2008	Director
Alice Lin-Tsing Yu, M.D., Ph.D.	67	2009	Director
     Phillip Frost, M.D. Dr. Frost became the CEO and Chairman of OPKO Health, Inc. upon the consummation of the merger of Acuity Pharmaceuticals Inc., Froptix Corporation and eXegenics, Inc. on March 27, 2007. Dr. Frost was named the Chairman of the Board of Teva Pharmaceutical Industries, Limited, or Teva, (NasdaqGS:TEVA) in March 2010 and had previously been Vice Chairman since January 2006 when Teva acquired IVAX Corporation, or IVAX. Dr. Frost had served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation since 1987. He was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1986. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals by Schering Plough Corporation in 1986. Dr. Frost was named Chairman of the Board of Ladenburg Thalmann Financial Services Inc. (NYSE Amex:LTS), an investment banking, asset management, and securities brokerage firm providing services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc., in July 2006 and has been a director of Ladenburg Thalmann from 2001 until 2002 and again since 2004. Dr. Frost also serves as Chairman of the Board of Directors of PROLOR Biotech, Inc. (NYSE Amex: PBTH), a development stage biopharmaceutical company. He serves as a member of the Board of Trustees of the University of Miami and as a Trustee of each of the Scripps Research Institute, the Miami Jewish Home for the Aged, and the Mount Sinai Medical Center. Dr. Frost is also a director of Castle Brands (NYSE Amex:ROX), a developer and marketer of premium brand spirits, and Continucare Corporation (NYSE Amex:CNU), a provider of outpatient healthcare services. Dr. Frost previously served as a director for Northrop Grumman Corp., Ideation Acquisition Corp., Protalix Bio Therapeutics, Inc., and SafeStitch Medical Inc., and as Governor and Co-Vice-Chairman of the American Stock Exchange (now NYSE Amex).

     Dr. Frost has successfully founded several pharmaceutical companies and overseen the development and commercialization of a multitude of pharmaceutical products. This combined with his experience as a physician and chairman and/or chief executive officer of large pharmaceutical companies has given him insight into virtually every facet of the pharmaceutical business and drug development and commercialization process. He is a demonstrated leader with keen business understanding and is uniquely positioned to help guide our company through its transition from a development stage company into a successful, multinational biopharmaceutical and diagnostics company.
     Jane H. Hsiao, Ph.D., MBA. Dr. Hsiao has served as Vice-Chairman and Chief Technical Officer of the Company since May 2007. Dr. Hsiao served as the Vice Chairman-Technical Affairs of IVAX from 1995 to January 2006. Dr. Hsiao served as Chairman, Chief Executive Officer and President of IVAX Animal Health, IVAX’s veterinary products subsidiary, from 1998 to 2006. Dr. Hsiao has served as Chairman of the Board of each of Safestitch Medical, Inc. (OTCQB:SFES) and Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU), both medical device companies, since September 2007 and October 2008, respectively. Dr. Hsiao is also a director of PROLOR Biotech, Inc. (NYSE Amex: PBTH), a development stage biopharmaceutical company, Sorrento Therapeutics, Inc. (OTCBB:SRNE), a development stage biopharmaceutical company, and Neovasc, Inc. (TSXV:NVC), a company developing and marketing medical specialty vascular devices. Dr. Hsiao previously served as a director for IVAX Diagnostics, Inc. and Protalix BioTherapeutics, Inc.
     Dr. Hsiao’s background in pharmaceutical chemistry and strong technical expertise, as well as her senior management experience, allow her to play an integral role in overseeing our product development and regulatory affairs and in navigating the regulatory pathways for our products and product candidates. In addition, as a result of her role as director and/or chairman of other companies in the biotechnology and life sciences space, she also has a keen understanding and appreciation of the many regulatory and development issues confronting pharmaceutical and biotechnology companies.
     Steven D. Rubin. Mr. Rubin has served as Executive Vice President — Administration since May 2007 and as a director of the Company since February 2007. Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006. Mr. Rubin currently serves on the board of directors of Dreams, Inc. (NYSE Amex:DRJ), a vertically integrated sports licensing and products company, Safestitch Medical, Inc. (OTCQB:SFES), a medical device company, Searchmedia Holdings, Ltd, (NYSEAmex:IDI), a leading nationwide multi-platform media company and one of the largest operators of integrated outdoor billboard and in-elevator advertising networks in China, PROLOR Biotech, Inc. (NYSE Amex: PBTH), a development stage biopharmaceutical company, Kidville, Inc. (OTCBB:KVIL), which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to 5 year olds, Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU), a medical device company, Cardo Medical, Inc. (OTCBB:CDOM), an early-stage orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices, Castle Brands, Inc. (NYSE Amex:ROX), a developer and marketer of premium brand spirits, and Neovasc, Inc. (TSXV:NVC), a company developing and marketing medical specialty vascular devices. Mr. Rubin previously served as a director for Ideation Acquisition Corp.
     Mr. Rubin brings extensive leadership, business, and legal experience, as well as tremendous knowledge of our business and the pharmaceutical industry generally, to the Board. He has advised pharmaceutical companies in several aspects of business, regulatory, transactional, and legal affairs for more than 23 years. His experience as a practicing lawyer, general counsel, and board member to multiple public companies, including several pharmaceutical and life sciences companies, has given him broad understanding and expertise, particularly relating to strategic planning and acquisitions.
     Robert A. Baron. Mr. Baron has served as a director of the Company since 2003. Mr. Baron is currently Chairman of the Board of Hemobiotech, Inc. (OTCBB:HMBT), a development stage biopharmaceutical company, and Andover Medical, Inc. (Pink Sheets:ADOV.PK), a durable medical equipment distributor. Prior to that he was president of Cash City, Inc., a payday advance and check cashing business, from 1999 to 2003. From 1997 to 1999, Mr. Baron was the president of East coast operations for CSS/TSC, Inc., a distributor of blank t-shirts, fleece and accessories and a subsidiary of Tultex, Inc. Mr. Baron previously served as a director of Nanosensors, Inc.
     Mr. Baron’s history as an operating executive in a variety of industries combined with his experience as a director in other public companies, including other pharmaceutical and medical equipment manufacturers, allows him to bring strategic insight to the Board with respect to our business as well as emerging technologies and business models. Through these experiences, Mr. Baron has also developed an appreciation for audit and corporate governance related issues and, he uses these skills as a member of the Audit Committee and Corporate Governance and Nominating Committee of our Board of Directors.

     Thomas E. Beier. Mr. Beier has served as a director of the Company since January 2008. Previously, he was Senior Vice President of Finance and Chief Financial Officer of IVAX from October 1997 until August 2007, and from December 1996 until October 1997, he served as Vice President-Finance for IVAX. Before joining IVAX, Mr. Beier served as Executive Vice President and Chief Financial Officer of Intercontinental Bank. Mr. Beier previously served as a director of Ideation Acquisition Corp.
     As a result of Mr. Beier’s long tenure as a chief financial officer, he brings with him a strong financial and operational background and provides valuable business leadership and management experience and insights into many aspects of our business. Mr. Beier also brings financial expertise to the Board, including through his service on our Audit Committee.
     Pascal J. Goldschmidt, M.D. Dr. Goldschmidt has served as a director of the Company since September 2007. Since April 2006, Dr. Goldschmidt has served as Senior Vice President for Medical Affairs and Dean of the University of Miami Leonard M. Miller School of Medicine. He is also Chief Executive Officer of Miami Health System. Previously Dr. Goldschmidt was a faculty member with the Department of Medicine at Duke University Medical Center, where he served as Chairman from 2003 to 2006 and as Chief of the Division of Cardiology from 2000 to 2003. Dr. Goldschmidt is a member of the Board of Directors of MEDNAX, Inc. (NYSE:MD), a national medical group that comprises the nation’s leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services.
     Dr. Goldschmidt’s experience and training as a practicing physician enables him to bring valuable insights to the Board, including through his understanding of the scientific nature of our business and the ability to assist us in analyzing and prioritizing opportunities for drug development. Through his work as the Dean of the University of Miami Leonard M. Miller School of Medicine and his previous experience as Chairman and Chief of the Division of Cardiology at the Duke University Medical Center, Dr. Goldschmidt also brings leadership, oversight, and finance experience to the Board.
     Richard A. Lerner, M.D. Dr. Lerner has served as a director of the Company since March 2007. Dr. Lerner has been President of The Scripps Research Institute, a private, non-profit biomedical research organization, since 1986. Dr. Lerner is a member of numerous scientific associations, including the National Academy of Science and the Royal Swedish Academy of Sciences. Dr. Lerner serves as director of Kraft Foods, Inc. (NYSE:KFT) and Sequenom, Inc. (Nasdaq:SQNM), a life sciences company. He is also on the Board of Directors for Intra-Cellular Therapies, a privately held biotechnology company. He previously served as a director of Xencor, a privately held biotechnology company, and on the Siemens’ Advisory Board for Molecular Medicine of Siemens AG.
     As a result of Dr. Lerner’s long tenure as president of a major biomedical research organization, he provides valuable business, scientific, leadership, and management expertise that helps drive strategic direction and expansion at OPKO. His experience and training as a physician and a scientist enables him to bring valuable advice to the Board, including a critical perspective on drug discovery and development and providing a fundamental understanding of the potential pathways contributing to disease.
     John A. Paganelli. Mr. Paganelli has served as a Director of the Company since December 2003. Mr. Paganelli served as the Company’s Interim Chief Executive Officer and secretary from June 29, 2005 through March 27, 2007, and Chairman of our Board of Directors from December 2003 through March 27, 2007. Mr. Paganelli served as President and Chief Executive Officer of Transamerica Life Insurance Company of New York from 1992 to 1997. Since 1987, Mr. Paganelli has been a partner in RFG Associates, a financial planning organization. Mr. Paganelli is also the Managing Partner of Pharos Systems Partners, LLC, an investment company, and he is Chairman of the Board of Pharos Systems International, a software company. He was Vice President and Executive Vice President of PEG Capital Management, an investment advisory organization, from 1987 until 2000. From 1980 to January 2003, Mr. Paganelli was an officer and director-stockholder of Mike Barnard Chevrolet, Inc., an automobile dealership. Mr. Paganelli also serves as a director of Western New York Energy, LLC and was on the Board of Managers of Bridge Financial Services, LLC.

     With his significant experience in investment management and operations, Mr. Paganelli is able to add valuable expertise and insight to our board on a wide range of operational and financial issues. As one of the longest tenured members of our board, he also has substantial knowledge and familiarity regarding our historical operations.
     Richard C. Pfenniger, Jr. Mr. Pfenniger has served as a director of the Company since January 2008. Mr. Pfenniger has served as Chief Executive Officer and President for Continucare Corporation (NYSE Amex:CNU), a provider of primary care physician and practice management services, since October 2003, and as Chairman of the Board of Directors of Continucare since September 2002. Previously, Mr. Pfenniger served as the Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc. from 1997 through June 2003. Prior to joining Whitman, he served as the Chief Operating Officer of IVAX from 1994 to 1997, and, from 1989 to 1994, he served as the Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation. Mr. Pfenniger currently serves as a director of GP Strategies Corporation (NYSE:GPX), a corporate education and training company, and SafeStitch Medical, Inc. (OTCQB:SFES), a medical device company.
     As a result of Mr. Pfenniger’s multi-faceted experience as chief executive officer, chief operating officer and general counsel, he is able to provide valuable business, leadership, and management advice to the Board in many critical areas. In addition, Mr. Pfenninger’s knowledge of the pharmaceutical and healthcare business has given him insights on many aspects of our business and the markets in which we operate. Mr. Pfenniger also brings financial expertise to the Board, including through his service as Chairman of our Audit Committee.
     Alice Lin-Tsing Yu, M.D., Ph.D. Dr. Yu was appointed to the Company’s board of directors in April 2009. Since 2003, Dr. Yu has served as Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica, in Taiwan. She has also served as a Professor of Pediatrics for both the National Taiwan University and University of California in San Diego, since 2004 and 1994, respectively. Previously, she was the Chief of Pediatric Hematology Oncology at the University of California in San Diego. Dr. Yu has also served in several government-appointed positions and is a member of numerous scientific committees and associations.
     Dr. Yu is an accomplished physician, professor, and researcher who brings a unique perspective to our Board on a variety of healthcare related issues. We expect the insight and experience gained from her distinguished record of achievement at several highly respected academic medical institutions, as well as her experience as a practicing physician, will be valuable to our efforts to develop and commercialize our pipeline of diagnostic and therapeutic products.
     OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.
Identification of Executive Officers
     Set forth below is the name and age as of April 12, 2011 of each of our current executive officers, together with certain biographical information for each of them (other than Phillip Frost, Jane H. Hsiao, and Steven Rubin, for whom biographical information is included above under “Nominees for Election of Directors”):

Name of Executive Officer	Age	Position and Offices with the Company
Rao Uppaluri, Ph.D.	61	Senior Vice President and Chief Financial Officer
     Rao Uppaluri, Ph.D. Dr. Uppaluri has served as our Senior Vice President and Chief Financial Officer since May 2007. Dr. Uppaluri served as the Vice President, Strategic Planning and Treasurer of IVAX from 1997 until December 2006. Before joining IVAX, from 1987 to August 1996, Dr. Uppaluri was Senior Vice President, Senior Financial Officer and Chief Investment Officer with Intercontinental Bank, a publicly traded commercial bank in Florida. In addition, he served in various positions, including Senior Vice President, Chief Investment Officer and Controller, at Peninsula Federal Savings & Loan Association, a publicly traded Florida S&L, from October 1983 to 1987. His prior employment, during 1974 to 1983, included engineering, marketing and research positions with multinational companies and research institutes in India and the United States. Dr. Uppaluri currently serves on the board of directors of Kidville, Inc (OTCBB:KVIL), which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to 5 year olds, Cardo Medical, Inc. (OTCBB:CDOM), an early-stage orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices, and Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU), a medical devices company. Dr. Uppaluri previously served on the board of directors of our company, Ideation Acquisition Corp., and Winston Pharmaceuticals Inc.

CORPORATE GOVERNANCE
     Our common stock is listed on the NYSE Amex. Pursuant to the Company’s Amended and Restated Bylaws and the Delaware General Corporation Law, our business and affairs are managed under the direction of our Board of Directors. Directors are kept informed of the Company’s business through discussions with management, including our Chief Executive Officer, Chief Financial Officer, and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, officers, and directors of the Company. The Code of Business Conduct and Ethics is available on our website: www.opko.com under Investor Relations. If the Company makes any substantive amendments to, or grants a waiver (including an implicit waiver) from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we will disclose such amendment or waiver on our website.
Director Independence
     In evaluating the independence of each of our directors, the Board of Directors considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board of Directors also examined transactions and relationships between directors or their known affiliates and members of the Company’s senior management and their known affiliates. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent under applicable laws and regulations and NYSE Amex listing standards. The Board of Directors affirmatively determined that a majority of our directors, including Messrs. Robert A. Baron, John A. Paganelli, Richard C. Pfenniger, Jr., and Drs. Pascal J. Goldschmidt, Richard A. Lerner and Alice Lin-Tsing Yu, are “independent” directors within the meaning of the listing standards of NYSE Amex and applicable law. In making the independence determinations, the Board considered a number of factors and relationships, including without limitation (i) Dr. Frost’s service as a member of the Board of Trustees for the University of Miami and its Service Committee, a 501(c)(3) entity for which Dr. Goldschmidt serves as an executive officer; (ii) Dr. Frost’s service on the board of directors for Continucare Corporation, an entity for which Mr. Pfenniger serves as Chairman, Chief Executive Officer, and President; (iii) Dr. Frost’s membership on the Board of Trustees for the Scripps Research Institute, a 501(c)(3) entity for which Dr. Lerner serves as President; (iv) Dr. Lerner’s restricted stock grant for exceptional Board service on September 8, 2009 valued at $76,500; (v) Dr. Lerner’s service as a consultant and scientific advisor to Sorrento Therapeutics, Inc. at the time of the OPKO transaction with Sorrento; (vi) Mr. Paganelli’s service as the Company’s Interim Chief Executive Officer and Secretary from June 29, 2005 through March 27, 2007; and (vii) Dr. Yu’s service as a Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica, a Taiwanese entity from which the Company licenses technology. Dr. Frost abstains from participating in any Service Committee or Board of Trustee decisions which may implicate Dr. Goldschmidt’s compensation. As required by the NYSE Amex, the Company’s independent directors meet at least annually in executive session without the presence of its non-independent directors or management.
Board of Directors Voting
     We currently have ten directors comprising the entirety of our Board. The Frost Group, LLC (the “Frost Group”), an entity controlled by our Chairman and CEO and several of our members of senior management, previously agreed to vote for two of the directors, Messrs. Paganelli and Baron, under the Board of Director composition provisions of a voting agreement between the Frost Group and the Company. The terms of the voting agreement expired on February 9, 2010. In addition, three of our current directors, Drs. Frost and Hsiao and Mr. Rubin, were elected to the Board in 2007 and 2008 pursuant to the merger agreement entered into in connection with the three-way merger with Acuity Pharmaceuticals, Inc. and Froptix Corporation.
Board Leadership Structure
     The Company is led by Dr. Frost, who has served as Chief Executive Officer and Chairman of the Board of Directors since March 2007. Six of our directors satisfy NYSE Amex independence requirements. Our Board of Directors also includes two other management directors and a former member of management. The Company does not have a member of our Board who is formally identified as the lead independent director. However, independent directors head each of our Board’s three standing committees — the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, and each of the committees is comprised solely of independent directors.

     Although, the Board does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separated, we believe that our current Board leadership structure is suitable for us. The Chief Executive Officer is the individual selected by the Board of Directors to manage our Company on a day to day basis, and his direct involvement in our business operations makes him best positioned to lead productive Board strategic planning sessions and determine the time allocated to each agenda item in discussions of our Company’s short- and long-term objectives.
Board Role in Risk Oversight
     The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board considers and addresses the primary risks associated with those units and functions. Our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.
     In addition, each of the Board’s Committees, and particularly the Audit Committee, plays a role in overseeing risk management issues that fall within each Committee’s areas of responsibility as described below under the heading “Standing Committees of the Board of Directors.” Senior management reports on at least a quarterly basis to the Audit Committee on the most significant risks facing the Company from a financial reporting perspective and highlights any new risks that may have arisen since the Audit Committee last met. The Audit Committee also meets regularly in executive sessions with the Company’s independent registered public accounting firm and reports any findings or issues to the full Board. In performing its functions, the Audit Committee and each standing committee of the Board has full access to management, as well as the ability to engage advisors. The Board receives reports from each of its standing committees regarding each committee’s particularized areas of focus.
Meetings and Committees of the Board of Directors
     Our Board met three times during fiscal 2010 and took action by written consent on one occasion. We intend for the independent directors of the Board to meet separately from Board meetings from time to time at their discretion. In fiscal 2010, all incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served with the exception of Drs. Goldschmidt and Yu.
     Although we encourage each member of our Board of Directors to attend our annual meetings of stockholders, we do not have a formal policy requiring the members of our Board of Directors to attend. Nine members of our Board of Directors attended the annual meeting of stockholders during fiscal 2010.
Standing Committees of the Board of Directors
     Our Board of Directors maintains several standing committees, including a Compensation Committee, a Nominating and Governance Committee, and a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, and the rules and regulations promulgated thereunder. These committees and their functions are described below. Our Board of Directors may also establish various other committees to assist it in its responsibilities. Our Board of Directors has adopted a written charter for each of its standing committees. The full text of each charter is available on our website at http://www.opko.com.

     The following table shows the current members (indicated by an “X” or “Chair”) of each of our standing Board committees:

Corporate
Governance
and
	Audit	Compensation	Nominating
Phillip Frost, M.D.	—	—	—
Jane H. Hsiao, Ph.D., MBA	—	—	—
Robert A. Baron	X	—	Chair
Thomas E. Beier	—	—	—
Pascal J. Goldschmidt, M.D.	—	X	X
Richard A. Lerner, M.D.	—	Chair	X
John A. Paganelli	X	X	—
Richard C. Pfenniger, Jr.	Chair	—	—
Steven D. Rubin	—	—	—
Alice Lin-Tsing Yu, M.D., Ph.D.	—	—	—
Audit Committee
     Our Audit Committee oversees our corporate accounting and financial reporting process. Our Audit Committee met nine times during fiscal 2010. The responsibilities of our Audit Committee are set forth in a written charter adopted by our Board of Directors and reviewed and reassessed annually by the Audit Committee. Our Audit Committee:
•	evaluates the qualifications, independence and performance of our independent registered public accounting firm;

•	determines the engagement of our independent registered public accounting firm;

•	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

•	reviews our systems of internal controls established for finance, accounting, legal compliance, and ethics;

•	reviews our accounting and financial reporting processes;

•	provides for effective communication between our Board of Directors, our senior and financial management, and our independent auditors;

•	discusses with management and our independent auditors the results of our annual audit and the review of our quarterly financial statements;

•	reviews the audits of our financial statements;

•	implements a pre-approval policy for certain audit and non-audit services performed by our registered independent public accounting firm; and

•	reviews and approves any related party transactions that we are involved in.
     Our Audit Committee is composed of Messrs. Pfenniger, Baron, and Paganelli. Our Board of Directors has determined that Mr. Pfenniger, who is independent (as independence for audit committee members is defined in NYSE Amex listing standards and applicable SEC rules), is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee
     Our Compensation Committee reviews and either approves, on behalf of the Board of Directors, or recommends to the Board of Directors for approval, (i) annual salaries, bonuses, and other compensation for our executive officers, and (ii) individual equity awards for our employees and executive officers. Our Compensation Committee also oversees our compensation policies and practices. Our Compensation Committee met five times during fiscal 2010. Our Compensation Committee may from time to time establish a subcommittee to perform any action required to be performed by a committee of “non-employee directors” pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” pursuant to Rule 162(m) under the Internal Revenue Code.
     Our Compensation Committee also performs the following functions related to executive compensation:
•	reviews and approves the annual salary, bonus, stock options, and other benefits, direct and indirect, of our executive officers, including our Chief Executive Officer;

•	reviews and recommends new executive compensation programs; reviews the operation and efficacy of our executive compensation programs;

•	establishes and periodically reviews policies in the area of senior management perquisites;

•	reviews and approves material changes in our employee benefit plans; and

•	administers our equity compensation and employee stock purchase plans.
     The Compensation Committee relies heavily on the recommendations of our Chief Executive Officer concerning compensation actions for our other executive officers and may engage compensation consultants if the committee deems it appropriate. In deciding upon the appropriate level of compensation for our executive officers, the Compensation Committee also reviews our compensation programs relative to our strategic objectives and market practice and other changing business and market conditions. To date, neither the Compensation Committee nor management has engaged a compensation consultant in determining or recommending the amount or form of director or officer compensation.
     Our Compensation Committee is composed of Dr. Lerner (Chairman), Dr. Goldschmidt, and Mr. Paganelli. We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NYSE Amex, and the SEC’s rules and regulations, including those regarding the independence of our Compensation Committee members.
Compensation Committee Interlocks and Insider Participation
     The current members of our Compensation Committee are Dr. Lerner, Mr. Paganelli, and Dr. Goldschmidt. Mr. Beier served on the Compensation Committee until May 5, 2010 and Mr. Paganelli was appointed to the Compensation Committee on May 6, 2010. None of these individuals was at any time during fiscal 2010 an officer or employee of ours. Mr. Paganelli served as the Company’s Interim Chief Executive Officer and Secretary from June 29, 2005 through March 27, 2007, and as Chairman of the Board of Directors from December 2003 through March 27, 2007.
Corporate Governance and Nominating Committee
     Our Corporate Governance and Nominating Committee’s responsibilities include the selection of potential candidates for our Board of Directors, making recommendations to our Board of Directors concerning the structure and membership of the other Board committees, and considering director candidates recommended by others, including our Chief Executive Officer, other Board members, third parties, and stockholders. Our Corporate Governance and Nominating Committee is composed of Mr. Baron (Chairman), Dr. Goldschmidt, and Dr. Lerner. Our Corporate Governance and Nominating Committee met one time during fiscal 2010. We believe that the composition of our Corporate Governance and Nominating Committee complies with applicable requirements of the Sarbanes-Oxley Act of 2002, the NYSE Amex, and SEC’s rules and regulations, including those regarding the independence of our Corporate Governance and Nominating Committee members.
     The Corporate Governance and Nominating Committee identifies director nominees through a combination of referrals, including by existing members of the Board of Directors, management, third parties, stockholders, and direct solicitations, where warranted. Once a candidate has been identified, the Corporate Governance and Nominating Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. The Corporate Governance and Nominating Committee usually believes it to be appropriate for committee members to interview the proposed nominee before making a final determination whether to recommend the individual as a nominee to the entire Board of Directors to stand for election to the Board of Directors. The Committee does not plan to evaluate candidates identified by the Corporate Governance and Nominating Committee differently from those recommended by a stockholder or otherwise.
     The Corporate Governance and Nominating Committee has recommended to the Board that it nominate each of the incumbent directors for election at the 2011 Annual Meeting.

Director Selection Criteria
     The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board of Directors regarding the appropriate qualifications, skills, and experience expected of individual members and of the Board of Directors as a whole with the objective of having a Board of Directors with sound judgment and diverse backgrounds and experience to represent stockholder interests.
     The Corporate Governance and Nominating Committee believes that nominees for election to the Board of Directors should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards of directors or active involvement with other boards of directors, experience in the industries in which the Company conducts its business, audit and financial expertise, clinical experience, operational experience, or a scientific or medical background. The Corporate Governance and Nominating Committee does not believe that nominees for election to the Board of Directors should be selected through mechanical application of specified criteria. Rather, the Corporate Governance and Nominating Committee believes that the qualifications and strengths of individuals should be considered in their totality with a view to nominating persons for election to the Board of Directors whose backgrounds, integrity, and personal characteristics indicate that they will make a positive contribution to the Board of Directors.
     While we do not have a formal diversity policy with respect to Board composition, the Board believes it is important for the Board to have diversity of knowledge base, professional experience and skills, and the Corporate Governance and Nominating Committee takes these qualities into account when considering director nominees for recommendation to the Board.
Stockholder Nominations
     The Corporate Governance and Nominating Committee does not have a written policy with regard to consideration of director candidates recommended by stockholders. Nevertheless, it is the Corporate Governance and Nominating Committee’s policy to consider director candidates recommended by stockholders. Stockholders who wish to recommend candidates for election to the Board of Directors must do so in writing. The recommendation should be sent to the Secretary of the Company, OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, who will forward the recommendation to the Corporate Governance and Nominating Committee. The recommendation must set forth (i) the name and address as they appear on the Company’s books of the stockholder making the recommendation and the class and number of shares of capital stock of the Company beneficially owned by such stockholder and (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the SEC’s proxy rules. The recommendation must be accompanied by the candidate’s written consent to being named in the Company’s proxy statement as a nominee for election to the Board of Directors and to serving as a director, if elected. Stockholders must also comply with all requirements of the Company’s Amended and Restated Bylaws with respect to nomination of persons for election to the Board of Directors.
Stockholder Communications with the Board
     Stockholders may initiate in writing any communication with our Board of Directors or any individual director by sending the correspondence to OPKO Health, Inc., 4400 Biscayne Blvd., Miami, Florida 33137, Attention: Secretary. This centralized process assists our Board of Directors in reviewing and responding to stockholder communications in an appropriate manner. If a stockholder would like the letter to be forwarded directly to one of the Chairmen of the three standing committees of the Board, he or she should so indicate. If no specific direction is indicated, the Secretary’s office will review the letter and forward it to the appropriate Board member(s).
Employee Communications with the Audit Committee
     The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. These procedures are described in our OPKO Health, Inc. Policy for Reporting Questionable Accounting and Auditing Practices and Policy Prohibiting Retaliation Against Reporting Employees.

Certain Relationships and Related Party Transactions
     Frost Gamma Investments Trust (the “Gamma Trust”), a trust controlled by Dr. Phillip Frost, our Chairman of the Board and Chief Executive Officer, Jane H. Hsiao, our Vice Chairman and Chief Technical Officer, Steven D. Rubin, our Executive Vice President — Administration and a member of our Board of Directors, and Rao Uppaluri, our Senior Vice President and Chief Financial Officer, are each members of The Frost Group, LLC (the “Frost Group”), an entity which beneficially owns approximately 7% of our common stock as of April 12, 2011. Furthermore, the Gamma Trust beneficially owns approximately 45.5% of our common stock as of April 12, 2011.
     We have an unutilized $12.0 million line of credit with the Frost Group. On June 2, 2010 we repaid all amounts outstanding on the line of credit including $12 million in principal and $4.1 million in interest. The line of credit, which previously expired on January 11, 2011, was renewed on February 22, 2011 until March 31, 2012 on substantially the same terms as in effect at the time of expiration. We have no outstanding borrowings under the line of credit and we have the ability to draw funds under the line until its expiration in March 2012. We are obligated to pay interest upon maturity, capitalized quarterly, on outstanding borrowings under the line of credit at an 11% annual rate. The line of credit is collateralized by all of our U.S. personal property except our intellectual property. The largest aggregate amount of principal outstanding under the line of credit at any time during the year ended December 31, 2010 was $12 million.
     In November 2007, we entered into an office lease with Frost Real Estate Holdings, LLC, an entity affiliated with Dr. Frost. The lease is for approximately 8,300 square feet of space in an office building in Miami, Florida, where the Company’s principal executive offices are located. We had previously been leasing this space from Frost Real Estate Holdings on a month-to-month basis while the parties were negotiating the lease. The lease provides for payments of approximately $18 thousand per month in the first year increasing annually to $24 thousand per month in the fifth year, plus applicable sales tax. The rent is inclusive of operating expenses, property taxes and parking. The rent for the first year was reduced to reflect a $30 thousand credit for the costs of tenant improvements.
     We reimburse Dr. Frost for Company-related use by Dr. Frost and our other executives of an airplane owned by a company that is beneficially owned by Dr. Frost. We reimburse Dr. Frost in an amount equal to the cost of a first class airline ticket between the travel cities for each executive, including Dr. Frost, traveling on the airplane for Company-related business. We do not reimburse Dr. Frost for personal use of the airplane by Dr. Frost or any other executive; nor do we pay for any other fixed or variable operating costs of the airplane. For the fiscal years ending December 31, 2010, 2009, and 2008, we reimbursed Dr. Frost approximately $46 thousand, $92 thousand, and $108 thousand, respectively, for Company-related travel by Dr. Frost and other OPKO executives.
     On June 16, 2009, we entered into an agreement to lease approximately 10,000 square feet of space in Hialeah, Florida to house manufacturing and service operations for our ophthalmic instrumentation business (the “Hialeah Facility”) from an entity controlled by Dr. Frost and Dr. Jane Hsiao. Pursuant to the terms of a lease agreement, which is effective as of February 1, 2009, gross rent is $0.1 million per year.
     On July 20, 2009, the Company entered into a worldwide exclusive license agreement with Academia Sinica in Taipei, Taiwan, for a new technology to develop protein vaccines against influenza and other viral infections. Dr. Alice Yu, a member of our board of directors, is a Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica. In connection with the license, the Company paid to Academia Sinica an upfront licensing fee and agreed to pay royalties and other payments on the occurrence of certain development milestones.
     Effective March 5, 2010, the Frost Group assigned two license agreements with Academia Sinica to the Company. The license agreements pertained to alpha-galactosyl ceramide analogs and their use as immunotherapies and peptide ligands in the diagnosis and treatment of cancer. In connection with the assignment of the licenses, the Company agreed to reimburse the Frost Group for the licensing fees previously paid by the Frost Group to Academia Sinica in the amounts of $50,000 and $75,000, respectively, as well as reimbursement of certain expenses.

     On September 19, 2007, we entered into an exclusive technology license agreement with Winston Laboratories, Inc. (“Winston”). On February 23, 2010, we provided Winston notice of termination of the license agreement, and the agreement terminated on May 24, 2010. Previously, members of the Frost Group beneficially owned approximately 30% of Winston Pharmaceuticals, Inc., and Dr. Uppaluri, our Chief Financial Officer, served as a member of Winston’s board. Effective May 19, 2010, the members of the Frost Group sold 100% of Winston’s capital stock beneficially owned by them (consisting of an aggregate of 18,399,271 outstanding shares of common stock and warrants to purchase an aggregate of 8,958,975 shares of common stock) to an entity whose members include Dr. Joel E. Bernstein, the President and Chief Executive Officer of Winston. As consideration for the sale, the Frost Group members received an aggregate of $789,500 in cash and non-recourse promissory notes in the aggregate principal amount of $10,263,500 (the “Promissory Notes”). Dr. Uppaluri resigned from the Winston board effective May 19, 2010.
     On June 1, 2010, the Company entered into a cooperative research and development agreement with Academia Sinica in Taipei, Taiwan, for pre-clinical work for a compound against various forms of cancer. Dr. Alice Yu, a member of our board of directors, is a Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica. In connection with the agreement, we are required to pay Academia Sinica approximately $0.2 million over the term of the agreement.
     On July 20, 2010, we entered into a use agreement with TSRI for approximately 1,100 square feet of space in Jupiter, Florida to house our molecular diagnostics operations. Dr. Frost is a member of the Board of Trustees of TSRI and Dr. Richard Lerner, a member of our Board of Directors, is also the President of TSRI. Pursuant to the terms of the use agreement, which is effective as of November 1, 2009, gross rent is approximately $40 thousand per year for a two-year term which may be extended, upon mutual agreement, for one additional year.
     In November 2010, we made an investment in Fabrus, LLC, a privately held early stage biotechnology company with next generation therapeutic antibody drug discovery and development capabilities. In exchange for the investment, we acquired approximately 13% of Fabrus’ outstanding membership interests on a fully diluted basis. Our investment was part of a $2.1 million financing for Fabrus. Other investors participating in the financing include the Gamma Trust and Hsu Gamma Investment, L.P., of which Jane Hsiao, the Company’s Vice Chairman and Chief Technical Officer, serves as the general partner (“Hsu Gamma”). In connection with the financing, Drs. Frost and Hsiao joined the Fabrus Board of Managers. Dr. Richard Lerner, a director of the Company, owns approximately 5% of Fabrus. Vaughn Smider, Founder and CEO of Fabrus, is an Assistant Professor at The Scripps Research Institute (“TSRI”). Dr. Frost serves as a Trustee for TSRI, and Richard Lerner serves as its President.
     On January 28, 2011, we entered into a definitive agreement with CURNA, Inc., (“CURNA”) and each of CURNA’s stockholders and optionholders, pursuant to which we agreed to acquire all of the outstanding stock of CURNA in exchange for $10 million in cash. Closing of the transaction occurred on January 31, 2011. At the time of the transaction, TSRI owned approximately 5% of CURNA. Dr. Frost serves as Trustee for TSRI and Richard Lerner is its President.
     On March 14, 2011, we issued 27,000,000 shares of our common stock in a public offering at a price of $3.75 per share. The net proceeds received were approximately $96.4 million after deducting the underwriters discounts and commissions and other estimated offering expenses. On March 15, 2011, representatives for the underwriters provided us notice that the underwriters exercised a portion of their 4,050,000 share over-allotment option for 2,397,029 additional shares of our common stock. The net proceeds received were approximately $8.5 million after deducting the underwriters discounts and commissions and other estimated offering expenses. As part of the offering, the Gamma Trust and Hsu Gamma purchased an aggregate of 3,733,000 shares of our common stock at the public offering price. Gamma Trust purchased an aggregate of 3,200,000 shares for approximately $12 million. Hsu Gamma purchased an aggregate of 533,000 shares for approximately $1.9 million. Jefferies & Company, Inc. and J.P. Morgan Securities LLC acted as joint book-running managers for the offering. UBS Investment Bank and Lazard Capital Markets LLC acted as co-lead managers for the offering and Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc., acted as co-manager for the offering. Dr. Frost is the Chairman of the Board of Directors and principal stockholder of Ladenburg Thalmann Financial Services Inc.

Our Policies Regarding Related Party Transactions
     In April 2007, we adopted a written statement of policy with respect to related party transactions, which is administered by our Audit Committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company or any of our subsidiaries was, is or will be a participant and the amount exceeds $60,000 and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest in such entity.
     It is the Company’s policy to enter into or ratify Related Party Transactions only when the Audit Committee determines that the Related Party Transaction in question is in, or is not inconsistent with, the best interests of the Company. In making this determination, the Audit Committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally unavailable to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. Pursuant to the Company’s policy, the Audit Committee has granted standing pre-approval to certain types of Related Party Transactions that are considered to be in, or consistent with, the best interests of the Company.
     Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated if:
•	our Audit Committee approves or ratifies such transaction in accordance with the terms of the Company’s policy;

•	such transaction falls within the category of transactions that have previously been granted standing pre-approval; or

•	the chair of our Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $100,000, provided that for the Related Party Transaction to continue it must be approved by our Audit Committee at its next regularly scheduled meeting.
     If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Audit Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our Audit Committee ratification is not forthcoming at our Audit Committee’s next regularly scheduled meeting.
     Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules, and regulations.
     All transactions listed above were approved in accordance with the Company’s related party transaction policy.

DIRECTOR COMPENSATION
     Each non-employee director is entitled to receive an annual retainer of $10,000, payable in quarterly installments, an option to acquire 40,000 shares of the Company’s common stock upon initial appointment to the Board and an option to acquire 20,000 shares each year thereafter on the date of the Company’s annual meeting of stockholders. The chairman of each committee of the Board will also receive an additional annual retainer of $5,000, payable in quarterly installments.
     The following table sets forth information with respect to compensation of non-employee directors of the Company during fiscal year 2010.
Fiscal 2010 Director Compensation

					Change in
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Award	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)
Robert A. Baron	15,000	—	22,986	—	—	—	37,986
Thomas E. Beier	10,000	—	22,986	—	—	—	32,986
Richard A. Lerner, M.D.	15,000	—	22,986	—	—	—	37,986
Richard C. Pfenniger, Jr.	15,000	—	22,986	—	—	—	37,986
Pascal J. Goldschmidt, M.D.	10,000	—	22,986	—	—	—	32,986
John A. Paganelli	10,000	—	22,986	—	—	—	32,986
Alice Lin-Tsing Yu, M.D., Ph.D.	10,000	—	22,986	—	—	—	32,986

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions made in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2011. The table below sets forth the aggregate number of stock options of each non-employee director outstanding as of December 31, 2010:

Name	Stock Options
Robert A. Baron	155,000
Thomas E. Beier	100,000
Richard A. Lerner, M.D.	100,000
Richard C. Pfenniger, Jr.	100,000
Pascal J. Goldschmidt, M.D.	100,000
John A. Paganelli	155,000
Alice Lin-Tsing Yu, M.D., Ph.D.	60,000
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors, executive officers and holders of ten percent (10%) or more of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and any other equity securities. Based on a review of the copies of the reports furnished to us, the Reporting Persons complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Our compensation philosophy is to attract and retain talented and dedicated executives who will work to achieve our desired business direction, strategy, and performance. The primary goals of our compensation program for our Named Executive Officers are (i) to attract, motivate, and retain talented executives with the skill sets and expertise we need to meet our scientific and business objectives; (ii) to be competitive in the marketplace; (iii) to tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) to be cost-effective. To achieve these goals, we have formed a compensation committee that reviews and approves the executive compensation packages for our executive officers, including the Named Executive Officers. These packages are generally based on a mix of salary, discretionary bonus, and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and success of the Company.
Benchmarking of Cash and Equity Compensation
     Our Compensation Committee reviews executive compensation levels on an annual basis to ensure they remain competitive in our industry. Data for this review is prepared and provided to the Compensation Committee by our management and human resources department, with input from our Chief Executive Officer, as well as other members of senior management. This data details relevant market rates for executive base salaries, annual cash incentive, long-term incentive, and total compensation for companies of similar size in our industry. The sources for this data for fiscal year 2010 included the Executive Compensation Survey, a survey of 113 biotech companies ranging in size from less than $20 million in revenues with less than 10 employees to over $500 million in revenue with over 1,000 employees. The data we used for our analysis focused on 45 companies with less than $25 million in revenues and less than 150 employees. We believe that criteria used by the Executive Compensation Survey were effective in yielding a comprehensive survey group of companies, or peer groups, comparable to the Company for 2010. Utilizing the compiled information, the Compensation Committee in 2010 reviewed the various components of executive compensation to determine the base salary, annual cash incentive, long term incentive, and equity compensation.
     We may retain the services of third-party executive compensation specialists from time to time in connection with the establishment of cash and equity compensation and related policies, although we have not previously done so.
Elements of Compensation
     We evaluate individual executive performance with a goal of setting compensation at levels the Board of Directors and the Compensation Committee believe are comparable with executives in other companies of similar size and stage of development. At the same time, our Board of Directors and Compensation Committee takes into account our relative performance and our own strategic goals. The primary elements of our compensation plans are base salary, equity compensation, and discretionary annual bonus, each of which is described in greater detail below.
     Base Salary. We try to establish and maintain competitive annual base salaries for our Named Executive Officers by utilizing available resources, which include surveys as discussed above. While base salaries are not primarily performance-based, we believe it is important to provide adequate, fixed compensation to executives working in a highly volatile and competitive industry such as ours. We provide fixed salary compensation to our Named Executive Officers based on their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the pharmaceutical industry. In general, we have targeted Named Executive Officer compensation and base salary to fall within the median range for equivalent or similar positions of executives at peer group companies after adjusting for size. As a result of the Company’s growth and expansion into various medical markets in 2009 and early 2010, and taking into consideration the peer group surveys noted above, as well as the fact that no salary increases had been given to the Named Executive Officers since the Company’s inception, the Compensation Committee approved increases in April 2010 for the base salaries for the Company’s Named Executive Officers. The new base salaries for each of the Named Executive Officers, with the exception of one, were positioned at approximately the competitive median of the Company’s peer groups.

     Discretionary Annual Bonus. In addition to base salaries, our Compensation Committee has the authority to award discretionary annual bonuses to our Named Executive Officers based on corporate and individual performance. Incentives, as a percent of salary, increase with executive rank so that, as rank increases, a greater portion of total annual cash compensation is based on annual corporate and individual performance. Furthermore, as an executive’s rank increases, a greater percentage of that executive’s cash bonus is based on corporate performance, rather than individual performance. Because we have generated little revenue, the Compensation Committee has not awarded any cash incentive bonuses to date, and has instead chosen to focus on other forms of compensation, such as stock options.
     Equity Compensation. We believe that equity compensation should be a primary component of our executive compensation program because they align the interests of our executive officers with the long term performance of the Company. Stock options are a critical element of our long-term incentive strategy. The primary purpose of stock options is to provide Named Executive Officers and other employees with a personal and financial interest in our success through stock ownership, thereby aligning the interests of such persons with those of our stockholders. This broad-based program is a vital element of our goal to empower and motivate outstanding long-term contributions by our Named Executive Officers and other employees. The Compensation Committee believes that the value of stock options will reflect our performance over the long-term. Under our employee stock option program, options are granted at fair market value at the date of grant, and options granted under the program become exercisable only after a vesting period, which is subject to continued employment. Consequently, employees benefit from stock options only if the market value of our common stock increases over time. With respect to these stock options, we recognize compensation expense based on FASB ASC Topic 718.
     The Compensation Committee typically grants stock options to our Named Executive Officers under our 2007 Equity Incentive Plan. As with base salaries, there is no set formula or performance criteria which determines the amount of the equity award for our Named Executive Officers or our other employees. Nor does the Compensation Committee assign any relative weight to any specific factors or criteria it considers when granting stock options. Rather the Committee exercises its judgment and discretion by considering all factors it deems relevant at the time of such grants, including the peer group survey. For the Named Executive Officers, other than the Chief Executive Officer, the decisions by the Compensation Committee regarding grants of stock options are made based almost entirely upon the recommendation of the Company’s Chief Executive Officer, and includes his subjective determination based on his assessment of the executive officer’s current position with the Company, the executive officer’s past and expected future performance and the other factors discussed in the determination of base salaries.
     In determining grants of stock options made in April 2010, the Compensation Committee relied primarily on the recommendations of the Chief Executive Officer for the Named Executive Officers other than the Chief Executive Officer. In making his recommendations to the Compensation Committee regarding the other executive officers, the Chief Executive Officer’s general intent was to position the value of the stock option grants around the competitive median of the peer groups. Nevertheless, in recommending stock option grants to one executive officer which exceeded the competitive median, the Chief Executive Officer considered such individual’s substantial experience in the pharmaceutical industry, her role in co-founding the Company, her relationships with strategic investors and important scientific institutions, including the Academia Sinica in Taiwan, and certain other contributions during the 2009 fiscal year. In determining the stock option award for the Chief Executive Officer, the Compensation Committee relied heavily on the competitive median established by the peer group. As discussed above, we have targeted Named Executive Officer compensation to fall within the median range for equivalent positions at peer group companies after adjusting for company size. The actual positioning of target compensation for individual executives may range above or below the median based on job content, experience and responsibilities of the roles compared to similar positions in the market.
     We have not granted to any employee any restricted stock or restricted stock awards pursuant to our equity benefit plans. However, our Compensation Committee, in its discretion, may in the future elect to make such grants to our Named Executive Officers if it deems it advisable.
     Employment Agreements. We have not entered into an employment agreement with any of our current executive officers.

     Severance and Change-in-Control Benefits. None of our current executive officers are entitled to severance or change of control benefits; provided however, that the OPKO Health, Inc. 2007 Equity Incentive Plan provides for certain accelerated vesting upon change in control events.
     401(k) Profit Sharing Plan. We have adopted a tax-qualified 401(k) Profit Sharing Plan (the “401(k) Plan”) covering all qualified employees. The effective date of the 401(k) Plan is January 2008. Participants may elect a salary reduction of at least 1% as a contribution to the 401(k) Plan, up to the statutorily prescribed annual limit for tax-deferred contributions ($16,500 for employees under age 50 and an additional $5,000 for employees 50 and above in 2009). In 2008, the Company adopted the Roth contribution for employee elections. The 401(k) Plan permits employer matching of up to 4% of a participant’s salary up to the statutory limits. In 2010, we elected a safe harbor contribution at 4% of annual compensation. All of our safe harbor contributions are immediately vested.
     Other Compensation. All of our Named Executive Officers have standard benefits that are offered to all full-time, exempt employees. These standard benefits include health, dental and life insurance, and short and long term disability. We intend to continue to maintain the current benefits and perquisites for our Named Executive Officers; however, our Compensation Committee, in its discretion, may in the future revise, amend, or add to the benefits and perquisites of any Named Executive Officer if it deems it advisable.
Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to our executive officers. This limitation on deductibility does not apply to certain compensation, including “performance based” compensation under a plan approved by our stockholders. It is expected that equity grants under our 2007 Equity Incentive Plan will qualify for the “performance-based” exceptions from the Section 162(m) limitations. Our policy is generally to preserve the federal income tax deductibility of compensation and to qualify eligible compensation for the performance-based exception in order for compensation not to be subject to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. We may, however, approve compensation that may not be deductible if we determine that the compensation is in our best interests as well as the best interests of our stockholders.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee of our Board has submitted the following report for inclusion in this proxy statement.
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on its review and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the Securities and Exchange Commission.
Compensation Committee
Richard A. Lerner, M.D., Chairman
John A. Paganelli
Pascal J. Goldschmidt, M.D.
     The Compensation Committee report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

Summary Compensation Table
     The following table sets forth information regarding compensation earned in or with respect to fiscal 2010, 2009, and 2008 by:
•	Our Chief Executive Officer during fiscal 2010;

•	Our Principal Financial Officer during fiscal 2010; and

•	Our only two executive officers (other than individuals serving as our Chief Executive Officer or our Principal Financial Officer) who were serving as executive officers at the end of the last completed fiscal year.
     We refer to these officers collectively as our Named Executive Officers.

					Option	All Other
				Stock Award(s)	Award(s)	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)	($)(1)	($)(2)	Total ($)
Phillip Frost, M.D.	2010	439,230	—	—	642,510	9,800	1,091,540
Chief Executive Officer	2009	337,500	—	—	236,635	54,800	628,935
	2008	325,000	—	—	291,330	9,200	625,530

Jane H. Hsiao, Ph.D.	2010	426,923	—	—	642,510	9,800	1,079,233
Chief Technical Officer	2009	311,538	—	—	202,830	9,800	524,168
	2008	300,000	—	—	242,775	9,200	551,975

Steven D. Rubin	2010	342,308	—	—	378,367	9,800	730,475
Executive Vice President-	2009	311,539	—	—	169,025	9,800	490,364
Administration	2008	300,000	—	—	194,220	9,200	503,420

Rao Uppaluri, Ph.D.	2010	304,616	—	—	335,533	9,800	649,949
Senior Vice President and	2009	285,581	—	—	152,123	9,800	447,504
Chief Financial Officer	2008	275,000	—	—	169,943	9,200	454,143

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the amounts are discussed in Note 8 of the Company’s audited financial statements for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2011.

(2)	Includes contributions made by the Company under its 401(k) Plan during fiscal 2010 in the amount of $9,800 for each of Drs. Frost, Hsiao, and Uppaluri and Mr. Rubin.
Grants of Plan-Based Awards
     The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers and certain other persons during the year ended December 31, 2010. The exercise price per share of each option granted to our Named Executive Officers during 2010 was equal to the fair market value of our common stock, as determined by our Compensation Committee on the date of the grant.

		All Other Option Awards:	Exercise or	Grant Date
		Number of Securities	Base Price of	Fair Value of
Name	Grant Date	Underlying Options (#)	Option Awards ($/Sh)	Option Awards
Phillip Frost, M.D. (1)	4/14/10	450,000	2.36	642,510
Jane H. Hsiao, Ph.D. (1)	4/14/10	450,000	2.36	642,510
Steven D Rubin (1)	4/14/10	265,000	2.36	378,367
Rao Uppaluri, Ph.D. (1)	4/14/10	235,000	2.36	335,533

(1)	Options vest in four equal annual tranches beginning April 14, 2011 and will expire on April 13, 2017.

(2)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth information as of December 31, 2010 with respect to equity awards outstanding at December 31, 2010.

	Option Awards						Stock Awards
	Number of		Number of
	Securities		Securities				Number of	Market Value
	Underlying		Underlying				Shares or Unit	of Shares or
	Unexercised		Unexercised		Option	Option	of Stock That	Units of Stock
	Options		Options		Exercise	Expiration	Have Not	That Have Not
Name	(#) Exercisable		(#) Unexercisable		Price ($)	Date	Vested (#)	Vested ($)
Phillip Frost, M.D.	750,000	(1)	250,000	(1)	4.88	5/2/14	—	—
	150,000	(2)	150,000	(2)	1.65	4/27/15	—	—
	87,500	(3)	262,500	(3)	1.16	5/4/16	—	—
	—		450,000	(4)	2.36	4/13/17	—	—
Jane H. Hsiao, Ph.D.	487,500	(1)	162,500	(1)	4.88	5/2/14	—	—
	125,000	(2)	125,000	(2)	1.65	4/27/15	—	—
	75,000	(3)	225,000	(3)	1.16	5/4/16	—	—
	—		450,000	(4)	2.36	4/13/17	—	—
Steven D. Rubin	375,000	(1)	125,000	(1)	4.88	5/2/14	—	—
	100,000	(2)	100,000	(2)	1.65	4/27/15	—	—
	62,500	(3)	187,500	(3)	1.16	5/4/16	—	—
	—		265,000	(4)	2.36	4/13/17	—	—
Rao Uppaluri, Ph.D.	300,000	(1)	100,000	(1)	4.88	5/2/14	—	—
	87,500	(2)	87,500	(2)	1.65	4/27/15	—	—
	56,250	(3)	168,750	(3)	1.16	5/4/16	—	—
	—		235,000	(4)	2.36	4/13/17	—	—

(1)	Options were issued on May 3, 2007 and vest in four equal annual tranches beginning on May 3, 2008.

(2)	Options were issued on April 28, 2008 and vest in four equal annual tranches beginning April 28, 2009.

(3)	Options were issued on May 5, 2009 and vest in four equal annual tranches beginning on May 5, 2010.

(4)	Options were issued on April 14, 2010 and vest in four equal annual tranches beginning on April 14, 2011.
Option Exercises and Stock Vested
     None of our Named Executive Officers exercised stock options or held stock awards that vested during fiscal 2010.
Pension Benefits
     None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.
Nonqualified Deferred Contribution and Other Nonqualified Deferred Compensation Plan
     None of our Named Executive Officers is covered by a nonqualified deferred contribution or other nonqualified deferred compensation plan.

Employment Agreements and Change in Control Arrangements
     We have not entered into employment agreements with any of our executive officers, and none of our Named Executive Officers are entitled to severance or change of control benefits; provided however, that the OPKO Health, Inc. 2007 Equity Incentive Plan provides for accelerated vesting of all awards under the plan upon a Change in Control. Pursuant to the plan, if there is a Change in Control of the Company, the vesting date of each outstanding equity award under the plan shall be accelerated so that each such award shall, immediately prior to the effective date of the Change in Control, become fully vested with respect to the total number of shares of Common stock subject to such award. Upon the consummation of any Change in Control, all outstanding awards under the Plan, shall to the extent not previously exercised, either be assumed by any successor corporation or parent thereof or be replaced with a comparable award with respect to shares of common stock of such successor corporation or parent thereof. Under the plan, a Change in Control means the occurrence of any of the following events:
     (a) any Person (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) any subsidiaries of the Company, (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), or (v) the Frost Group or any of its affiliates) becomes, either alone or together with such Person’s affiliates and associates, the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities;
     (b) during any period of twenty-four months, individuals who at the beginning of such period constitute the Board, and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
     (c) the effective date or date of consummation of any transaction or series of transactions (other than a transaction to which only the Company and one or more of its subsidiaries are parties) under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
     (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
     If we had experienced a Change of Control on December 31, 2010, the value of the acceleration of stock options held by each of Dr. Frost, Dr. Hsiao, Dr. Uppaluri, and Mr. Rubin would be approximately $1.9 million, $1.7 million, $1.2 million and $1.0 million, respectively.

Fiscal Year-End Equity Compensation Plan Information
     The following table sets forth aggregated information concerning our equity compensation plans outstanding at December 31, 2010.

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued upon		Under Equity
	Exercise of	Weighted-Average	Compensation Plans
	Outstanding	Exercise Price of	(excluding shares
	Options, Warrants	Outstanding Options,	reflected in
Plan Category	and Rights (#)	Warrants and Rights	the 1st column)
Equity Compensation Plans Approved by Stockholders	14,708,146	$2.31	11,106,725
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	14,708,146	$2.31	11,106,725

Compensation Policies and Practices as Related to Risk Management
     The Compensation Committee and management do not believe that the Company maintains compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. A significant proportion of the compensation provided to our employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Ernst & Young LLP (“Ernst & Young”) has served as the Company’s independent registered public accounting firm since 2007. The Audit Committee plans to engage Ernst & Young as the Company’s independent registered public accounting firm to audit our financial statements for fiscal 2011 and to express an opinion on the effectiveness of our internal control over financial reporting as of December 31, 2011. We expect that a representative of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
     The following table presents fees for professional audit services provided by Ernst & Young for the audit of our annual financial statements and internal control over financial reporting for fiscal 2010 and 2009:

	FY 2010	FY 2009
Audit Fees	$571,400	$449,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	2,000	2,000

Total	$573,400	$451,000

     Audit Fees include fees for services rendered for the audit of our annual consolidated financial statements, the audit of internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q, and consents and other services normally provided in connection with statutory and regulatory filings or engagements for those fiscal years. Audit fees for 2010 include approximately $83,000 in fees paid for services related to the public offering of the Company’s common stock in March 2011.
     Audit-Related Fees would principally include fees incurred for due diligence in connection with potential transactions and accounting consultations. There were no audit-related fees incurred during 2010 and 2009.
     Tax Fees would include fees for services rendered for tax compliance, tax advice, and tax planning. There were no tax fees incurred with Ernst & Young in 2010 and 2009.
     All Other Fees would include fees for all other services rendered to us that do not constitute Audit Fees, Audit-Related Fees, or Tax Fees. For 2010 and 2009, such fees related to a license associated with an accounting research tool.
Audit Committee Policy for Pre-approval of Independent Auditor Services
     The Audit Committee of the Board of Directors is required to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, and other services provided by the independent auditors, which services are periodically reviewed and revised by the Audit Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services and any proposed service exceeding the established fee level must be specifically approved by the Audit Committee. All audit and permitted non-audit services and all fees associated with such services performed by our independent registered public accounting firm in fiscal 2010 and 2009 were approved by the Audit Committee consistent with the policy described above.

AUDIT COMMITTEE REPORT
     The following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference in any other filing by us under the Securities Act of 1933 or Securities Exchange Act of 1934.
     The members of the Audit Committee of the Board are Messrs. Pfenniger, Baron, and Paganelli. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting and financial reporting processes. The Audit Committee’s functions are more fully described in its charter, which the Board has adopted. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The Board annually reviews the NYSE Amex listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee is independent under that standard.
     Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.
     The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent annual audit of the Company’s consolidated financial statements and expressing an opinion on both the conformity of those financial statements with United States generally accepted accounting principles and on the effectiveness of our internal control over financial reporting. The Audit Committee’s policy is that all services rendered by the Company’s independent auditor are either specifically approved or pre-approved and are monitored both as to spending level and work content to maintain the appropriate objectivity and independence of the independent auditor. The Audit Committee’s policy provides that the Audit Committee has the ultimate authority to approve all audit engagement fees and terms and that the Audit Committee shall review, evaluate, and approve the engagement proposal of the independent auditor.
     In conjunction with its activities during fiscal 2010, the Audit Committee reviewed and discussed our interim results, audited financial statements, and the annual integrated audit of our financial statements and internal control over financial reporting with the Company’s independent registered public accounting firm with and without management present, and with management. The members of the Audit Committee discussed the quarterly review procedures and annual audit procedures performed by the independent registered public accounting firm in connection with the quarterly unaudited and annual audited financial statements and discussed and agreed upon procedures related to the audit of internal control over financial reporting with management of the Company and its independent registered public accounting firm. The members of the Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee received from the Company’s independent registered public accounting firm the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the fiscal 2010 annual audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2010 for filing with the SEC.
Audit Committee
Richard C. Pfenniger, Jr., Chairman
Robert A. Baron
John A. Paganelli

PROPOSAL TWO:
NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY”)
Background of the Proposal
     The Dodd-Frank Act requires all public companies, beginning with their stockholder meetings on or after January 21, 2011, to hold a separate non-binding advisory stockholder vote to approve the compensation of executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal). Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are holding a separate non-binding advisory vote on Say on Pay at the Annual Meeting.
Say on Pay Proposal
     As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is primarily structured to (i) attract, motivate, and retain talented executives with the skill sets and expertise we need to meet our scientific and business objectives; (ii) be competitive in the marketplace; (iii) tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) be cost-effective. The three primary elements of compensation used to support the above goals are base salary, discretionary annual bonus and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and success of the Company. The Board believes that our compensation program for our executive officers is appropriately based upon our performance and the individual performance and level of responsibility of the executive officers. We urge you to read the “Executive Compensation” section of this proxy statement for details on the Company’s executive compensation programs.
     The Say on Pay proposal is set forth in the following resolution:
“RESOLVED, that the compensation paid to OPKO Health, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
     Because your vote on this proposal is advisory, it will not be binding on the Board, the Compensation Committee or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
     OUR BOARD RECOMMENDS A VOTE “FOR” THE SAY ON PAY PROPOSAL.

PROPOSAL THREE:
NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE
ON SAY ON PAY IN FUTURE YEARS (“SAY ON FREQUENCY”)
Background of the Proposal
     The Dodd-Frank Act also requires all public companies, beginning with their stockholder meetings on or after January 21, 2011, to hold a separate non-binding advisory stockholder vote with respect to the frequency of the vote on the Say on Pay proposal thereafter. Companies must give stockholders the choice of whether to cast an advisory vote on the Say on Pay proposal every year, every two years, or every three years (commonly known as “Say on Frequency”). Stockholders may also abstain from making a choice. After such initial votes are held, the Dodd-Frank Act requires all public companies to submit to their stockholders no less often than every six years thereafter the Say on Frequency proposal. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are holding a separate non-binding advisory vote on the frequency of Say on Pay in future years at the Annual Meeting.
Say on Frequency Proposal
     The Board believes that Say on Pay votes should be conducted every three years. As discussed above, the Board believes that our executive compensation programs are designed to secure and retain the services of high quality executives and to provide compensation to our executives that are commensurate and aligned with our performance and advances both short and long-term interest of ours and our stockholders. In addition, the Board believes a three year period will allow our stockholders to better judge our executive compensation program in relation to long-term performance. The Board believes that giving our stockholders the right to cast an advisory vote every three years on their approval of the compensation arrangements of our named executive officers provides the Board sufficient time to thoughtfully evaluate and respond to stockholder input and effectively implement changes, as needed, to our executive compensation program.
     Although the Board recommends that the Say on Pay proposal be voted on every three years, our stockholders will be able to specify one of four choices for the frequency of the vote on the Say on Pay proposal as follows: (i) one year, (ii) two years, (iii) three years, or (iv) abstain. This is an advisory vote and will not be binding on the Board or the Company, and the Board may determine that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than may be indicated by this advisory vote of our stockholders. Nevertheless, the Compensation Committee will take into account the outcome this advisory vote when considering how frequently to seek an advisory vote on Say on Pay in future years.
     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF “THREE YEARS” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON SAY ON PAY.

OTHER INFORMATION
Deadlines for Stockholder Proposals and Nominations for the 2012 Annual Meeting
     Pursuant to Rule 14a-8 under the Exchange Act, our stockholders may present proper proposals for inclusion in our proxy statement and form of proxy and for consideration at the next annual meeting by submitting their proposals to us in a timely manner. Any stockholder of the Company who wishes to present a proposal for inclusion in the proxy statement and form of proxy for action at the 2012 annual meeting of stockholders (the “2012 Annual Meeting”) must comply with our Amended and Restated Bylaws and the rules and regulations of the SEC, each as then in effect. Such proposals must be mailed to us at our offices at 4400 Biscayne Blvd., Miami, Florida 33137, attention: Secretary. Under the rules of the SEC, any stockholder proposal intended to be presented at the 2012 Annual Meeting must be received no later than December 27, 2011 in order to be considered for inclusion in our proxy statement and form of proxy relating to such meeting. Under our Amended and Restated Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. In order to be timely, we must receive notice of your intention to introduce a nomination or propose an item of business at our 2012 Annual Meeting between March 11, 2012 and April 10, 2012.
     If a stockholder notifies us of an intent to present a proposal at the 2012 Annual Meeting at any time after March 12, 2012 (and for any reason the proposal is voted on at that meeting), it will be considered untimely and our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in our proxy materials.
Expenses of Solicitation
     We will bear the cost of this proxy solicitation. In addition to the use of the mails, some of our regular employees, without additional remuneration, may solicit proxies personally or by telephone or facsimile. We will reimburse brokers, dealers, banks, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.
Other Business
     As of the date of this proxy statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the Annual Meeting, or any of its adjournments, the persons named as proxies will vote on such matters in their discretion.
Householding
     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
     This year, a number of brokers with account holders who are stockholders of our company will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from its broker that it will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder is notified otherwise or until such stockholder notifies its broker or us that it no longer wishes to participate in “householding.” If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate copy of the 2011 proxy statement and 2010 annual report and/or wishes to receive separate copies of these documents in the future such stockholder may (1) notify its broker or (2) direct its written or oral request to: OPKO Health, Inc., Corporate Secretary, 4400 Biscayne Blvd., Miami, Florida 33137, (305) 575-4100. Upon written or oral request, we will deliver promptly a separate copy of the 2011 proxy statement and 2010 annual report to any stockholder at a shared address to which a single copy of any of these documents was delivered.

ANNUAL MEETING OF STOCKHOLDERS OF
OPKO HEALTH, INC.
June 9, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
Vote online until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to Be Held on June 9, 2011
The Proxy Statement and 2010 Annual Report
are available at www.opko.com
ê    Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.    ê

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTORS, “FOR” THE SAY ON PAY PROPOSAL, AND FOR THE SELECTION OF “3 YEARS” AS THE FREQUENCY WITH WHICH STOCKHOLDERS PROVIDE AN ADVISORY VOTE ON SAY ON PAY. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	Election of ten directors.	NOMINEES:		2.	A non-binding advisory vote on the compensation paid to named executive officers of the Company (“Say on Pay”).		☐	☐	☐

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O O O O O O O O O O	Phillip Frost, M.D.
Jane H. Hsiao, Ph.D., M.B.A.
Steven D. Rubin
Robert A. Baron
Thomas E. Beier
Pascal J. Goldschmidt, M.D.
Richard A. Lerner, M.D.
John A. Paganelli
Richard C. Pfenniger, Jr.
		Alice Lin-Tsing Yu, M.D., Ph.D.				3 years	2 years	1 year	ABSTAIN
				3.	A non-binding advisory vote on the frequency with which stockholders are provided an advisory vote on Say on Pay.	☐	☐	☐	☐

				4.	In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, FOR THE SAY ON PAY PROPOSAL, AND FOR THE SELECTION OF “3 YEARS” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON SAY ON PAY.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the June 9, 2011 meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PROXY
OPKO HEALTH, INC.
4400 Biscayne Blvd.
Miami, Florida 33137
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - JUNE 9, 2011
     The undersigned hereby appoints Rao Uppaluri, Ph.D. and Steven D. Rubin, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting of Stockholders of OPKO Health, Inc. (the “Company”) to be held at the Company’s headquarters at 4400 Biscayne Blvd., Miami, Florida 33137, on June 9, 2011, beginning at 10:00 a.m., local time, and at any adjournments thereof, and to vote thereat all shares of common stock, Series A Preferred Stock, and 8% Series D Cumulative Convertible Preferred Stock of the Company held of record by the undersigned at the close of business on April 12, 2011, in accordance with the instructions set forth on this proxy card and, in their discretion, to vote such shares on any other business as may properly come before the meeting and on matters incident to the conduct of the meeting. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.
PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE
AND RETURN IT IN THE ENCLOSED ENVELOPE
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to
Be Held on June 9, 2011
The Proxy Statement and 2010 Annual Report are available at www.opko.com.

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